                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

WE JAC Acquisition Subsidiary, Inc.
Miracle Industries Acquisition Subsidiary, Inc.
Lube Ventures Acquisition Subsidiary, Inc.
Rocky Mountain I Acquisition Subsidiary, Inc.
Rocky Mountain II Acquisition Subsidiary, Inc.